UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 11, 2023
3M COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	File No. 1-3285	41-0417775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3M Center, St. Paul, Minnesota		55144-1000
(Address of Principal Executive Offices)		(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (651) 733-1110
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $.01 Per Share	MMM	New York Stock Exchange
	MMM	Chicago Stock Exchange, Inc.
0.950% Notes due 2023	MMM23	New York Stock Exchange
1.500% Notes due 2026	MMM26	New York Stock Exchange
1.750% Notes due 2030	MMM30	New York Stock Exchange
1.500% Notes due 2031	MMM31	New York Stock Exchange
Note: The common stock of the Registrant is also traded on the SIX Swiss Exchange.
Securities registered pursuant to section 12(g) of the Act: None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the exchange Act.                                                             ☐

Item 1.01. Entry Into A Material Definitive Agreement

On May 11, 2023 (the “Effective Date”), 3M Company (the “Company”) entered into a new $4.25 billion five-year revolving credit agreement (the “Facility”) with JPMorgan Chase Bank, N.A. as administrative agent, Citibank, N.A. as syndication agent, Deutsche Bank Securities Inc. and Bank of America, N.A. as documentation agents, and a syndicate of lenders as defined in the Facility. The Facility provides the Company with the ability to borrow up to $4.25 billion on an unsecured basis, and any borrowings under the Facility will mature and be payable on the fifth anniversary of the Effective Date. The Facility replaced the amended and restated $3.0 billion, five-year revolving credit agreement (the “Former Revolving Facility”) dated as of November 15, 2019, and as amended by Amendment No. 1, dated as of November 1, 2022, among the Company, the lenders named therein and JPMorgan Chase Bank, N.A. as administrative agent, as well as the $1.25 billion, 364-day credit agreement (the “Former 364-Day Facility” and, together with the Former Revolving Facility, the “Former Facilities”) dated as of November 10, 2022, among the Company, the lenders named therein and JPMorgan Chase Bank, N.A. as administrative agent. The Former Facilities were terminated on the Effective Date.

Under the Facility, the Company pays a facility fee of 0.04% per annum on unused commitments. Revolving advances denominated in U.S. Dollars carry, at the Company’s option, either the “base rate” of interest in effect plus the applicable margin, or (i) with respect to advances denominated in U.S. dollars, the “adjusted term SOFR rate” (which is the sum of the “term SOFR rate” plus 0.10%), and (ii) with respect to advances denominated in Euros, the “EURIBO rate” plus, in each of the foregoing clauses (i) and (ii), the applicable margin. The “base rate” of interest is the highest of (i) the Prime Rate as published in the Wall Street Journal, (ii) the Federal Reserve Bank of New York Rate plus 0.50%, or (iii) the “term SOFR rate” for one month plus 0.10% plus 1.00%; provided, that the “base rate” as so determined shall not be less than 0%. The applicable margin for advances bearing interest by reference to “adjusted term SOFR rate” or “EURIBO rate” is 0.625% per annum. The applicable margin for “base rate” advances is 0.00% per annum.

The Facility includes a provision under which the Company may request an increase of aggregate commitments by increments of $25 million, up to a total facility size not to exceed $5.25 billion. The Facility also includes a provision under which the Company may request to extend the term of the facility by up to two additional one-year periods, with a maximum facility term at any one time of no more than five years. Each request is subject to the lenders’ discretion.

The Facility contains customary representations, warranties, and covenants, including but not limited to covenants restricting the Company’s ability to incur certain liens and merge or consolidate with another entity where the Company is not the surviving entity. Further, the Facility contains a covenant requiring the Company to maintain an EBITDA to Interest Ratio as of the end of each quarter at not less than 3.0 to 1.0, which is calculated by comparing EBITDA (as defined in the Facility) for the four consecutive quarters then ended to interest expense on, and amortization of debt discount in respect of, all Funded Debt (as defined in the Facility) of the Company and its subsidiaries during the same period.

The foregoing description of the Facility is qualified in its entirety by reference to the full text of the Facility, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Some of the lenders named under the Facility and/or their respective affiliates provide or may seek to provide financial services to the Company and its subsidiaries, including cash management, investment banking, foreign exchange, and trust services.

Item 1.02 Termination of a Material Definitive Agreement

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” with respect to termination of the Former Facilities is hereby incorporated by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” with respect to the Facility is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Description
10.1	Five-Year Credit Agreement dated as of May 11, 2023.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

3M COMPANY

By:	/s/ Michael M. Dai

Michael M. Dai
Vice President, Associate General Counsel & Secretary
Dated: May 11, 2023